As filed with the Securities and Exchange Commission on January 16, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

_________________________
EXFO INC.
(Exact name of registrant as specified in its charter)

Canada	98-0131231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Godin Avenue
Quebec, Quebec
Canada G1M 2K2
 +1 (418) 683-0211
(Address, Including Zip Code, and Telephone Number,
 including Area Code, of Registrant's Principal Executive Offices)

_____________________________

EXFO INC. LONG-TERM INCENTIVE PLAN
EXFO INC. DEFERRED SHARE UNIT PLAN FOR THE MEMBERS OF THE BOARD OF DIRECTORS
 (Full title of the plan)

______________________________

CT Corporation System
111 Eighth Avenue
New York, New York  10011
(212) 894-8940
(Name and Address, including Zip Code,
 and Telephone Number, including Area Code of Agent For Service)

_______________________________

Copies to:
Brian P. Lenihan, Esq.
Choate, Hall & Stewart LLP
Two International Place
 Boston, Massachusetts 02110
USA
 (617) 248-5000
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Subordinate voting shares, without par value	5,486,740 (1)(2)	U.S.$4.38	U.S.$24,031,921	U.S.$2,991.90

(1)	Represents 5,486,740 additional shares issuable pursuant to the EXFO Inc. Long-Term Incentive Plan and the EXFO Inc. Deferred Share Unit Plan for the Members of the Board of Directors.

(2)
This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended, be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and the low prices of the subordinate voting shares reported on the Nasdaq National Market on January 8, 2017.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, EXFO Inc. (the "Registrant"), is filing this registration statement with respect to the issuance of 5,486,740 additional shares issuable under the EXFO Inc. Long-Term Incentive Plan and the EXFO Inc. Deferred Share Unit Plan for the Members of the Board of Directors (the "Plans"). The Corporation's Board of Directors and shareholders approved this increase. Pursuant to and as permitted by General Instruction E to Form S-8, this registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant's registration statements on Form S-8 filed on June 29, 2004 (File No. 333-116945) and June 28, 2001 (File No. 333-64004).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quebec, Province of Quebec, Canada, on January 16, 2018.

EXFO INC.

By: /s/ Germain Lamonde
Name:  Germain Lamonde
 Title:  Executive Chairman of the Board

POWER OF ATTORNEY

We, the undersigned, officers and directors of EXFO Inc. hereby severally constitute Germain Lamonde, Executive Chairman of the Board and Pierre Plamondon, Chief Financial Officer, or any one of them, with full power to act without the other, our true and lawful attorneys, with full power to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this Registration Statement, and generally do all such things in our name and behalf in such capacities to enable EXFO Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys to any and all such amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on January 16, 2018:

Signatures	Title
/s/ Philippe Morin
Philippe Morin	Director and Chief Executive Officer* (Principal Executive Officer)
/s/ Pierre Plamondon
Pierre Plamondon, CPA	Chief Financial Officer and Vice-President, Finance (Principal Financial and Accounting Officer)
/s/ Germain Lamonde
Germain Lamonde	Executive Chairman of the Board*
/s/ François Côté
François Côté	Director*
/s/ Angela Logothetis
Angela Logothetis	Director*
/s/ Claude Séguin
Claude Séguin	Director*
/s/ Randy E. Tornes
Randy E. Tornes	Director*

Authorized Representative in the United States:

EXFO America Inc.

By: /s/ Germain Lamonde
Name:  Germain Lamonde
 Title:  Director

__________________
*
The EXFO Inc. Long-Term Incentive Plan and the EXFO Inc. Deferred Share Unit Plan for the Members of the Board of Directors, under which the Shares being registered pursuant to this Registration Statement are issuable, are subject to administration by the Board of Directors of the Registrant.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
4.1	EXFO Inc. Long-Term Incentive Plan*
4.2	EXFO Inc. Deferred Share Unit Plan for the Members of the Board of Directors Plan*
5.1	Opinion of Fasken Martineau DuMoulin LLP regarding the legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1)
24.1	Powers of attorney (included on the signature page)
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* Incorporated by reference from Form 20-F on November 24, 2017 (File No. 000-30895)